Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (333- 253836 and 333-253149 ) and on Form S-8 (333-259130 ) of our report dated September 27, 2023, relating to the consolidated financial statements of Singularity Future Technology Ltd. and its subsidiaries (collectively , the “Company “) for the years ended June 30, 2023 and 2022, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2023.

We also consent to the reference to us under the heading “Experts” in the Registration Statements.

/s/ Audit Alliance LLP

Singapore

September 27, 2023